MAXIM INTEGRATED TO ISSUE $500 MILLION OF SENIOR NOTES
SAN JOSE, Calif., June 8, 2017/PRNewswire/ - Maxim Integrated Products, Inc. (NASDAQ: MXIM) today announced the offering and pricing of $500.0 million of its 3.450% Senior Notes due 2027. Maxim Integrated intends to use the net proceeds from this offering for general corporate purposes.

Merrill Lynch, Pierce, Fenner & Smith Incorporated is sole active book-running manager for the offering, which is expected to close on June 15, 2017. A prospectus supplement and accompanying prospectus relating to the offering may be obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated, Attention: Prospectus Department, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, or telephone: (800) 294-1322, or email: dg.prospectus_requests@baml.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of these notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A registration statement relating to the notes became effective on August 12, 2016, and this offering is being made by means of a prospectus supplement. An electronic copy of the prospectus supplement and accompanying prospectus will also be available on the website of the Securities and Exchange Commission at http://www.sec.gov.

About Maxim Integrated

Maxim Integrated develops innovative analog and mixed-signal products and technologies to make systems smaller and smarter, with enhanced security and increased energy efficiency. We are empowering design innovation for our automotive, industrial, healthcare, mobile consumer, and cloud data center customers to deliver industry-leading solutions that help change the world.Contact
Kathy Ta
Managing Director, Investor Relations
(408) 601-5697

“Safe Harbor” Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are indicated by words or phrases such as “anticipate,” “expect,” “outlook,” “foresee,” “forecast,” “estimate,” “believe,” “should,” “could,” “intend,” “potential,” “will,” “may,” “might,” “plan,” “seek,” “predict,” “project,” and variations of such words and similar words or expressions and the negatives of those terms. These statements involve known and unknown risks, uncertainties, and other factors that could cause actual results, performance, or achievements to differ materially from expectations. These forward-looking statements should not be relied upon as predictions of future events as we cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur. Actual results could differ materially from those forecasted, based upon, among other things, general market and economic conditions, market developments that could adversely affect the growth of the mixed-signal analog market, product mix shifts, the loss of all or a substantial portion of our sales to one or more of our large customers, customer cancellations and price competition, as well as other risks described in the Company's Annual Report on Form 10-K for the fiscal year ended June 25, 2016.

All forward-looking statements included in this press release are made as of the date hereof and based on the information available to the Company as of the date hereof.  The Company assumes no obligation to update any forward-looking statement except as required by law.